UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 30, 2021

Two Harbors Investment Corp.

(Exact name of registrant as specified in its charter)

Maryland	001-34506	27-0312904
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

601 Carlson Parkway, Suite 1400	Minnetonka, MN	55305
(Address of Principal Executive Offices)		(Zip Code)

(612) 453-4100

Registrant’s telephone number, including area code

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities Registered Pursuant to Section 12(b) of the Act:

Title of Each Class:	Trading Symbol(s)	Name of Exchange on Which Registered:
Common Stock, par value $0.01 per share	TWO	New York Stock Exchange
8.125% Series A Cumulative Redeemable Preferred Stock	TWO PRA	New York Stock Exchange
7.625% Series B Cumulative Redeemable Preferred Stock	TWO PRB	New York Stock Exchange
7.25% Series C Cumulative Redeemable Preferred Stock	TWO PRC	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging Growth Company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Departure of Chief Investment Officer

On June 30, 2021, Two Harbors Investment Corp. (the “Company”) and Matthew Koeppen entered into a Separation and Release Agreement (the “Separation Agreement”) on mutually agreeable terms, pursuant to which Mr. Koeppen’s employment with the Company will terminate on June 30, 2021 (the “Separation Date”) and Mr. Koeppen and will cease to serve as Vice President and Chief Investment Officer effective as of the Separation Date. The Company determined that Mr. Koeppen’s termination of employment was without “cause”.

In connection with Mr. Koeppen’s departure, as provided in the Separation Agreement, Mr. Koeppen will receive certain benefits provided under the Two Harbors Investment Corp. Severance Benefits Plan, previously filed with the Securities and Exchange Commission, for a termination without cause, consisting of $823,143 payable over 18 months and 18 months of reimbursed COBRA benefits. In addition, Mr. Koeppen will become vested with respect to an aggregate of 229,947 shares of unvested restricted stock and restricted stock units previously awarded to Mr. Koeppen, as provided in the Company’s Equity Incentive Plans previously filed with the Commission, as a result of a termination of service for a reason other than “cause”. Other than what is provided for in the Separation Agreement, Mr. Koeppen will not be entitled to any other compensation, payments or benefits from the Company in connection with his departure.

As consideration for the separation benefits provided for under the Separation Agreement, Mr. Koeppen agreed to release the Company from any and all claims, charges, causes of action and damages arising on or prior to his execution of the Separation Agreement. Mr. Koeppen also, among other things, agreed to certain non-disparagement and confidentiality provisions as well as restrictions preventing him from competing with the Company and soliciting the employees or business partners of the Company for 18 months following the Separation Date.

The above description of the Separation Agreement is a summary only and is qualified in its entirety by reference to the full text of the Separation Agreement, a complete copy of which is attached as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Appointment of Chief Investment Officer

On June 30, 2021, the Company’s Board of Directors appointed William Greenberg, who is the Company’s current President and Chief Executive Officer, to also serve as the Company’s Chief Investment Officer with immediate effect.

William Greenberg (53) has served as President and Chief Executive Officer of Two Harbors since June 2020 and as a Director since September 2020. Mr. Greenberg previously served as Co-Chief Investment Officer from January 2020 to June 2020 and as Co-Deputy Chief Investment Officer from June 2018 to January 2020. Mr. Greenberg has over 25 years of experience managing portfolios of structured finance assets. Prior to serving as an investment professional for Two Harbors beginning in 2012, he was a Managing Director at UBS AG, holding various senior positions with responsibilities including managing the mortgage repurchase liability risk related to over $100 billion of RMBS and whole loans issued and/or sold by UBS. Mr. Greenberg was Co-Head of Trading within the SNB StabFund, including managing $40 billion of legacy RMBS, ABS, and CMBS securities and loans. Prior to joining UBS, Mr. Greenberg was a Managing Director at Natixis NA, where he co-managed portfolios of RMBS and Agency Mortgage Servicing Rights. Mr. Greenberg holds a B.S. degree in physics from the Massachusetts Institute of Technology, and M.S. and Ph.D. degrees in theoretical nuclear physics from the University of Washington.

There are no arrangements or understandings between Mr. Greenberg and any other persons pursuant to which he was appointed as President, Chief Executive Officer and Chief Investment Officer of the Company. There are no family relationships between Mr. Greenberg and any director or executive officer of the Company, and he does not have any direct or indirect material interest in any transaction or material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Item 7.01	Regulation FD Disclosure.

The Company issued a press release on June 30, 2021, regarding the departure of Mr. Koeppen and the appointment of Mr. Greenberg as Mr. Greenberg as Chief Investment Officer Chief Investment Officer. A copy of the press release is furnished as Exhibit 99.1 hereto.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
10.1	Separation and Release Agreement, dated June 30, 2021.

99.1	Press Release of Two Harbors Investment Corp., dated June 30, 2021.

104	Cover Page Interactive Data File, formatted in Inline XBRL.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TWO HARBORS INVESTMENT CORP.

By:	/s/ REBECCA B. SANDBERG
Rebecca B. Sandberg
General Counsel and Secretary

Date: June 30, 2021